Exhibit 10.6
The Allstate Corporation
Clawback Policy
Effective February 19, 2020

The Compensation and Succession Committee of the Board of Directors of The Allstate Corporation believes that it is appropriate to have a policy regarding the recoupment of incentive compensation from Award Recipients. The Allstate Corporation Clawback Policy (the “Policy”) reads as follows:

I.	Recoupment

1)     If the Company is required to undertake a Restatement, then the Committee may seek to recover all or any portion of the Recoverable Incentive received by any Award Recipient during the Applicable Period; or

2)    If an Award Recipient is terminated for Improper Conduct and such Improper Conduct either has resulted in, or could reasonably be expected to result in, a Material Adverse Impact, then the Committee may seek to recover all or any portion of the Recoverable Incentive paid to such Award Recipient during the Applicable Period.

II.	Definitions

For purposes of this Policy, the following terms shall have the following meanings:

1) “Applicable Period” means (i) in the case of any Restatement, the three-year period preceding the date of the Restatement and (ii) in the case of any Improper Conduct, the three-year period preceding the date of the Award Recipient’s termination of employment.

2) “Award Recipient” means any person who is or was during the Applicable Period an executive officer of the Company designated by the Board of Directors as a Section 16 officer under the Exchange Act (or any successor rule) or an Executive Vice President, as designated on the payroll system of the Company or any subsidiary.

3) “Committee” means the Compensation and Succession Committee with respect to any recovery determination under this Clawback Policy. The Committee has the sole and absolute discretion to interpret, apply, enforce and make all determinations pursuant to the policy.

4) “Company” means The Allstate Corporation.

5) “Exchange Act” means the Securities Exchange Act of 1934, as amended

6) “Improper Conduct” means a violation of the Allstate Global Code of Conduct, as it is amended from time to time, occurring after the effective date of this Policy and within the five-year period preceding the Award Recipient’s termination of employment.

7)  “Material Adverse Impact” means any material adverse impact on the reputation of, or a material adverse economic consequence for, the Company or any subsidiaries, including direct harm to shareholders, reputational harm that adversely affects customer or investor confidence, damage to the Company’s competitiveness, stock price or long-term shareholder value.
8) “Recoverable Incentive” means

(i) in the case of a Restatement, the amount subject to repayment shall be an amount up to the amount (determined on a tax-neutral basis) of such:

(a)    cash incentive compensation including awards under the Annual Executive Incentive Plan paid during the Applicable Period that exceeded the amount of cash incentive compensation that otherwise would have been paid had it been determined based on the Restatement, as determined by the Committee;

(b)    performance stock awards that vested during the Applicable Period that exceeded the number of performance stock awards that otherwise would have been vested had it been determined based on the Restatement, as determined by the Committee;

(c)    restricted stock units that vested in each year of the Applicable Period, the repayment amount to be determined by:

(1) if the original cash incentive funding for such year was greater than 100% and the recalculated cash incentive funding is greater than 100%, then no restricted stock units will be subject to clawback;

(2)
If the original cash incentive funding for such year was greater than 100% and the recalculated cash incentive funding is less than 100%, then the portion of the restricted stock units vested in the respective fiscal year which are subject to clawback will be based on the difference between 100% and the recalculated cash incentive percentage;

(3)
If the original cash incentive funding for such year was less than 100%, then the portion of the restricted stock units vested in the respective fiscal year which are subject to clawback will be based on the difference between the original cash incentive funding and the recalculated cash incentive funding percentage.

(ii)  in the case of any termination for Improper Conduct, the amount of any incentive compensation (determined on a tax-neutral basis) including cash paid and equity awards vesting during the period beginning with the date the Improper Conduct first began and ending on the date of termination for Improper Conduct. With respect to performance stock awards that are subject to recovery pursuant to this provision, the pro-rata portion of performance stock awards representing the period before the Improper Conduct first began will not be subject to recovery.

9) “Restatement” means any material restatement (occurring after the effective date of this
Policy) of any of the Company’s financial statements that have been filed with the SEC under the Exchange Act or the Securities Act of 1933, as amended, within the five-year period preceding the date of the Restatement.

10) “SEC” means the Securities and Exchange Commission.

III.	Committee Administration

The authority to manage the operation and administration of this Policy is vested in the Committee. The Committee may seek to recover all or any portion of the Recoverable Incentive, taking into account the following considerations as it determines appropriate:

• The likelihood of success of recouping the compensation under governing law relative to the effort involved;
• Whether the recoupment may prejudice the Company’s or any subsidiary’s interest in any related proceeding or investigation;
• Whether the expense required to recoup the compensation is likely to exceed the Recoverable Incentive;
• The passage of time since the occurrence of the Improper Conduct;
• Any pending legal action related to the Improper Conduct; and
• Any other factors the Committee may deem appropriate under the circumstances.

Subject to applicable law, the Committee may seek to recoup such Recoverable Incentive in the manner it chooses including by requiring any affected Award Recipient to repay such amount to the Company or any subsidiary; by set-off; by reducing future compensation; or by such other means or combination of means as the Committee determines to be appropriate. In addition, the Committee may determine whether and to what extent additional action is appropriate to address the circumstances surrounding such Restatement or such Termination for Improper Conduct so as to minimize the likelihood of any recurrence and to impose such other discipline as it determines appropriate.

The return of the Recoverable Incentive is in addition to and separate from any other relief available to the Company or any other actions as may be taken by the Committee in its sole discretion.

IV.	Choice of Law and Blue Pencil

This Policy, and all determinations made and actions taken pursuant to this Policy, shall be governed by the laws of the state of Delaware and applicable federal laws, excluding any conflicts or choice of law rule or principle.

In the event that any provision of this Policy is unenforceable under applicable law, the validity or enforceability of the remaining provisions will not be affected. To the extent any provision of this Policy is determined by a court or arbitrator to be unenforceable, a court or arbitrator shall interpret or modify the Policy, to the extent necessary, for it to be enforceable to the maximum extent possible.  The provisions of this Policy will, where possible, be interpreted so as to sustain its legality and enforceability.

V.	Arbitration

All aspects of any dispute between an Award Recipient and the Company (including a dispute with any of its subsidiaries) that includes a controversy or claim arising out of or relating to this Policy or the breach thereof (including any aspects of such dispute that are in addition to those relating to this Policy or breach thereof) shall be settled by final, binding and non-appealable arbitration in accordance with the terms of the Mutual Arbitration Agreement entered into by and between the Award Recipient and the Company or any subsidiary.